Exhibit 10.2
FENTURA FINANCIAL, INC.
STOCK APPRECIATION RIGHTS AGREEMENT
     THIS STOCK APPRECIATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of February      , 2011, by and between Fentura Financial, Inc., a Michigan corporation (the “Company”),                      (the “Participant”).
     WHEREAS, this Agreement evidences an award of Stock Appreciation Rights pursuant to the Fentura Financial, 1996 Stock Option Plan.
     NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Grant of SARs. Subject to the restrictions and other conditions set forth herein, the Board of Directors of the Company (the “Board”) hereby grants to the Participant 5,000 stock appreciation rights (“SARs”) on February 24, 2011 (the “Grant Date”) entitling the Participant to receive a cash payment on the SAR Payment Date (as defined below). The term “SAR Payment Date” shall mean the date or dates as of which the Company shall make a cash payment to the Participant. The first SAR Payment Date shall be the latest of February 24, 2014, the third anniversary of the Grant Date, the date on which the Company’s wholly owned subsidiary, The State Bank (the “Bank”), is no longer subject to the terms, conditions and restrictions of the consent order dated December 31, 2009, to which the Bank and the FDIC are parties, and the date on which the Company is no longer subject to the terms, conditions and restrictions of the agreement between the Company and the Federal Reserve Board, effective November 4, 2010. If the first SAR Payment Date does not occur prior to February 24, 2016, the fifth anniversary of the Grant Date, then the SARs shall expire and be cancelled without any payment to Participant. If the first SAR Payment Date occurs prior to February 24, 2016, the fifth anniversary of the Grant Date, the second SAR Payment Date shall be the fifth anniversary of the Grant Date.
     2. Payments.
     (a) On the first SAR Payment Date, the Company shall pay to Participant an amount equal to the product of (i) 5,000, and (ii) the excess of the Fair Market Value of one share of Common Stock on the first SAR Payment Date over $2.00, (the “Exercise Price”). On the second SAR Payment Date, the Company shall pay to Participant an amount equal to the product of (i) 5,000, and (ii) the excess of the Fair Market Value of one share of Common Stock on the second SAR Payment Date over the Fair Market Value of one share of Common Stock on the first SAR Payment Date. If, as of the first SAR Payment Date, the Fair Market Value of one share of Common Stock does not exceed the Exercise Price, then the Company shall not make a payment to Participant on the first SAR Payment Date. If, as of the second SAR Payment Date, the Fair Market Value of one share of Common Stock does not exceed Fair Market Value of one share of Common Stock on the first SAR Payment Date, then the Company shall not make a payment to Participant on the second SAR Payment Date.
     (b) Payment upon Change in Control. On the effective date of a Change in Control of the Company, the Company shall pay Participant the amount determined under this section (b) in lieu of any payment or further payment described in subsection (a). If the effective date of a Change in Control is prior to the first SAR Payment Date, the Company shall pay Participant an amount equal to the product of (i) 5,000, and (ii) the excess of the Fair Market Value of one share of Common Stock on the effective date of the Change in Control over $2.00, (the “Exercise Price”). If the effective date of a Change in Control is after the first SAR Payment Date and prior to the second SAR Payment Date, the Company shall pay

Participant an amount equal to the product of (i) 5,000, and (ii) the excess of the Fair Market Value of one share of Common Stock on the effective date of the Change in Control over the Fair Market Value of one share of Common Stock on the first SAR Payment Date. For purposes of this Agreement, the term “Change in Control” shall mean means a change in the ownership or effective control of the Company or Affiliate that employs Executive, or in the ownership of a substantial portion of the assets of the Company or Affiliate that employs Executive, as such change is defined in Section 409A of the Code and regulations thereunder. The term “Affiliate” shall mean any corporation that is a member of a controlled group of corporations, as defined in Code Section 414(b), of which the Company is a member; each trade or business, whether or not incorporated, under common control, as defined in Code Section 414(c), of or with the Company; each member of an affiliated service group, as defined in Code Section 414(m), of which the Company is a member; and any other entity that is considered pursuant to Code Section 414(o) to be a member of a controlled group of corporations of which the Company is a member.
     3. Term. The term of the SARs shall be five years after the Grant Date, subject to earlier termination in the event of the Participant’s termination of service as specified in Section 4 hereof.
     4. Termination. All SARs outstanding as of the date of the Participant’s termination of service with the Company and its Affiliates for any reason, other than death or the Participant’s retirement with the consent of the Board shall expire immediately upon such termination of service and the Company shall make no payment or further payment pursuant to this Agreement. In the event of Participant’s retirement with the consent of the Board, payment to Participant will occur at the time and in the amount otherwise provided for in Section 2 of this Agreement. In the event of Participant’s death, the Company shall, within 30 days following the date of Participant’s death, pay to Participant’s designated beneficiary or beneficiaries the amount specified in this Section 4, rather than any payment or further payment under this Agreement. If the date of Participant’s death is prior to the first SAR Payment Date, the Company shall pay Participant’s beneficiary an amount equal to the product of (i) 5,000, and (ii) the excess of the Fair Market Value of one share of Common Stock on the effective date of Participant’s death over $2.00, (the “Exercise Price”). If the date of Participant’s death is after the first SAR Payment Date and prior to the second SAR Payment Date, the Company shall pay Participant beneficiary an amount equal to the product of (i) 5,000, and (ii) the excess of the Fair Market Value of one share of Common Stock on the date of Participant’s death over the Fair Market Value of one share of Common Stock on the first SAR Payment Date. If Participant fails to designate a beneficiary, the Company shall make such payment to Participant’s estate.
     5. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any SARs granted under this Agreement.
     6. Restrictions on Transfer. No portion of the SARs or any of the Participant’s rights under this Agreement may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the SARs as provided herein.
     7. Changes in Capitalization; Adjustments; Fractional Shares.
     (a) If there shall occur (i) any change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under this Agreement; (ii) any recapitalization, merger, consolidation, spin off, reorganization, or any other corporate transaction or event in which the Common Stock is exchanged for securities, cash or other property; or (iii) any extraordinary stock dividend, then the number and/or kind of shares or other property to be issued hereunder shall be appropriately adjusted to preserve the economic benefits of this award of SARs in a manner determined by the Board in its reasonable, good faith discretion and reasonably satisfactory to the Participant.

     8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by overnight courier service or United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Fentura Financial, Inc.
175 North Leroy Street
Fenton, MI 48430

If to the Participant, to:
     9. No Obligation to Continue Service. This Agreement is not an agreement of employment or service. This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or to continue to, employ or retain the Participant during the entire, or any portion of the, term of this Agreement, including, but not limited to, any period during which the SARs are outstanding, nor does it modify in any respect the Company’s or any of its affiliate’s rights to terminate or modify the Participant’s service or compensation at any time.
     10. Amendment; Waivers. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
     11. Code Section 409A. The SARs granted hereunder are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations and other official guidance promulgated thereunder and any construction of this Agreement shall be made in a manner that is consistent with such requirements.
     12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
     13. Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.
     14. Unfunded Arrangement. This Agreement is intended to constitute an “unfunded” arrangement for incentive compensation. With respect to any payment or issuance as to which the Participant has a fixed and vested interest but which is not yet made to the Participant by the Company, nothing contained herein shall give the Participant any right that is greater than the rights of a general unsecured creditor of the Company.
     15. Governing Law; Arbitration. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan (regardless of the law that might otherwise govern under applicable Michigan principles of conflict of laws).

     16. Costs and Expenses. The Company shall bear all costs and expenses associated with administering this Agreement, including the costs and expenses associated with issuing and registering on the Company’s books the obligations relating to the SARs issued hereunder.
     17. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.
     18. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
     19. Entire Agreement. This Agreement, together with the Fentura Financial, Inc. 1996 Employee Stock Option Plan (the “Stock Option Plan”), contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements between the Company and the Participant with respect to the subject matter hereof, whether written or oral. Any capitalized terms in this Agreement that are not defined in this Agreement shall have the meanings afforded to them by the Stock Option Plan.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
FENTURA FINANCIAL, INC.
By :
Name:
Title: Chairman of the Board of Directors
PARTICIPANT

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